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                                                                      EXHIBIT 4



                         SEARCH FINANCIAL SERVICES INC.
                             1997 STOCK OPTION PLAN

         I. PURPOSE. The purpose of the 1997 Stock Option Plan is to attract and retain directors, officers and other key employees for Search Financial Services Inc., a Delaware corporation, and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

         II.      DEFINITIONS.  As used in this Plan,

                  A. "Appreciation Right" means a right granted pursuant to Section 5 of this Plan, including a Free-standing Appreciation Right and a Tandem Appreciation Right.

                  B. "Base Price" means the price to be used as the basis for determining the Spread upon the exercise of a Free-standing Appreciation Right.

                  C. "Board" means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 12 of this Plan, such committee (or subcommittee).

                  D. "Change in Control" shall have the meaning set forth in Section 9 of this Plan.

                  E. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  F. "Common Shares" means the shares of common stock, par value $0.01 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 8 of this Plan.

                  G. "Company" means Search Financial Services Inc., a Delaware corporation.

                  H. "Date of Grant" means the date specified by the Board on which a grant of Option Rights or Appreciation Rights shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto).

                  I. "Director" means a member of the Board of Directors of the Company.

                  J. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

                  K. "Free-standing Appreciation Right" means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

                  L. "Incentive Stock Options" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.


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                  M. "Market Value per Share" means, as of any particular date,
         (i) the closing sale price per Common Share as reported on the principal exchange on which Common Shares are then trading, if any, or, if applicable, the NASDAQ National Market System, on the trading day immediately preceding such date, or if there are no sales on such immediately preceding trading day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of the Common Shares as determined by the Board.

                  N. "Non-Employee Director" means a Director who is not an employee of the Company or any Subsidiary.

                  O. "Optionee" means the optionee named in an agreement evidencing an outstanding Option Right.

                  P. "Option Price" means the purchase price payable on exercise of an Option Right.

                  Q. "Option Right" means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 6 of this Plan.

                  R. "Participant" means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer, or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director who receives an award of Option Rights.

                  S. "Plan" means this Search Financial Services Inc. 1997 Stock Option Plan.

                  T. "Reload Option Rights" means additional Option Rights granted automatically to an Optionee upon the exercise of Option Rights pursuant to Section 4(f) of this Plan.

                  U. "Spread" means, in the case of a Free-standing Appreciation Right, the excess of the Market Value per Share on the date when the Appreciation Right is exercised over the Base Price specified therein, or, in the case of a Tandem Appreciation Right, the excess of the Market Value per Share on the date when the Appreciation Right is exercised over the Option Price provided for in the related Option Right.

                  V. "Subsidiary" means a corporation, company or other entity
         (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the



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         total combined voting power represented by all classes of stock issued by such corporation.

                  W. "Tandem Appreciation Right" means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

                  X. "Voting Power" means at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

         III.     SHARES AVAILABLE UNDER THE PLAN.

                  A. Subject to adjustment as provided in Section 8 of this Plan, the number of Common Shares that may be issued or transferred upon the exercise of Option Rights or Appreciation Rights shall not exceed in the aggregate 1,000,000 Common Shares, plus any shares described in Section 3(b) below. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

                  B. The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to awards that expire or are forfeited, or are transferred, surrendered, or relinquished upon the payment of any Option Price by the transfer to the Company of Common Shares or upon satisfaction of any withholding amount.

                  C. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 1,250,000 shares; (ii) no Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 250,000 Common Shares during any fiscal year of the Company, subject to adjustments as provided in Section 8 of this Plan; and (iii) no Non-Employee Director shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 10,000 Common Shares during any fiscal year of the Company, subject to adjustments as provided in Section 8 of this Plan.

                  D. Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issue or transfer hereunder.

         IV. OPTION RIGHTS. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

                  A. Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

                  B. Each grant shall specify an Option Price per share, which shall not be less than the Market Value per Share on the Date of Grant.

                  C. Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee for at least six months having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.


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                  D. Any grant may provide for deferred payment of the Option
         Price from the proceeds of sale through a broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

                  E. Any grant may provide for payment of the Option Price, at the election of the Optionee, in installments upon terms determined by the Board. In any case, unless the Board otherwise determines, the Option Price shall bear interest at the Company's then average cost of borrowing as determined by Board at the date of exercise, and adjusted quarterly thereafter.

                  F. Any grant may, at or after the Date of Grant, provide for the automatic grant of Reload Option Rights to an Optionee upon the exercise of Option Rights (including Reload Option Rights) using Common Shares. Reload Option Rights shall cover up to the number of Common Shares or Option Rights surrendered to the Company upon any such exercise in payment of the Option Price or to meet any withholding obligations. Reload Option Rights shall have an Option Price that is no less than the applicable Market Value per Share at the time of exercise and shall be on such other terms as may be specified by the Board, which may be the same as or different from those of the original Option Rights.

                  G. Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

                  H. Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or other similar transaction or event.

                  I. Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

                  J. The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any related Appreciation Right authorized under Section 5 of this Plan.

                  K. No Option Right shall be exercisable more than 10 years from the Date of Grant.

                  L. Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the Optionee and containing such terms and provisions, consistent with this Plan, as the Board may approve.

         V. APPRECIATION RIGHTS. The Board may also authorize the granting to any Optionee of Appreciation Rights; provided, however, that an Appreciation Right awarded in relation to an Incentive Stock


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Option must be granted concurrently with such Incentive Stock Option. An
Appreciation Right shall be a right of the Optionee to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise of the Appreciation Right. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

                  A. Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares owned by the Optionee for at least six months or in any combination thereof and may either grant to the Optionee or retain in the Board the right to elect among those alternatives.

                  B. Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

                  C. Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

                  D. Any grant may specify that such Appreciation Right may be exercised earlier or only in the event of a Change in Control or other similar transaction or event.

                  E. Each grant of Appreciation Rights shall be evidenced by a notification executed on behalf of the Company by an officer and delivered to and accepted by the Optionee, which notification shall describe such Appreciation Rights, identify the related Option Rights, if any, state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

                  F. Regarding Tandem Appreciation Rights only: Each grant shall provide that a Tandem Appreciation Right may be exercised only at a time when the related Option Right is also exercisable and the Spread is positive and by surrender of the related Option Right for cancellation.

                  G. Regarding Free-standing Appreciation Rights only:

                           1. Each grant shall specify in respect of each
                  Free-standing Appreciation Right a Base Price per Common Share, which shall be equal to or greater or less than the Market Value per Share on the Date of Grant;

                           2. Successive  grants  may be made to the same
                  Participant regardless of whether any Free-standing Appreciation Rights previously granted to the Participant remain unexercised;

                           3. Each grant shall specify the period or periods of
                  continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Free-standing Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of the Free-standing Appreciation Rights in the event of a Change in Control or other similar transaction or event; and


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                           4. No Free-standing Appreciation Right granted under
                   this Plan may be exercised more than 10 years from the Date of Grant.

         VI. AWARDS TO NON-EMPLOYEE DIRECTORS. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights. Each grant of Option Rights awarded pursuant to this Section 6 shall be upon terms and conditions consistent with
Section 4 of this Plan and shall be evidenced by an agreement in such form as shall be approved by the Board. Each grant shall specify an Option Price per share, which shall not be less than the Market Value per Share on the Date of Grant. Each such Option Right granted under the Plan shall expire not more than 10 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Unless otherwise determined by the Board, such Option Rights shall be subject to the following additional terms and conditions:

                  A. Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this plan.

                  B. Each such Option Right shall become exercisable to the extent of one-third of the number of shares covered thereby one year after the Date of Grant and to the extent of an additional one-third of such shares after each of the next two successive years thereafter. Such Option Rights shall become exercisable in full immediately in the event of a Change in Control.

                  C. In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death, the then outstanding Option Rights of such holder may be exercised only to the extent that they were exercisable on the date of such termination and shall expire 90 days after such termination, or on their stated expiration date, whichever occurs first.

                  D. In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder may be exercised at any time within one year after such death or disability, but in no event after the expiration date of the term of such Option Rights.

                  E. If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Option Rights held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

                  F. Option Rights may be exercised by a Non-Employee Director only upon payment to the Company in full of the Option Price of the Common Shares to be delivered. Such payment shall be made in cash or in Common Shares previously owned by the optionee for at least six months, or in a combination of cash and such Common Shares.

         VII.     TRANSFERABILITY.

                  A. Except as otherwise determined by the Board, no Option Right or Appreciation Right granted under the Plan shall be transferable by an Optionee other than by will or the laws of descent and distribution. Except as otherwise determined by the



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         Board, Option Rights and Appreciation Rights shall be exercisable during the Optionee's lifetime only by him or her or by his or her guardian or legal representative.

                  B. The Board may specify at the Date of Grant that part or all of the Common Shares that are to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights shall be subject to further restrictions on transfer.

         VIII. ADJUSTMENTS. The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights or Appreciation Rights granted hereunder, in the prices per share applicable to such Option Rights and Appreciation Rights and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 8.

         IX. CHANGE IN CONTROL. For purposes of this Plan, a "Change in Control" shall mean if at any time any of the following events shall have occurred:

                  A. The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of Directors immediately prior to such transaction;

                  B. The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Common Shares immediately prior to such sale or transfer;

                  C. There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the Voting Power;

                  D. The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K


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         or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

                  E. If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each Director first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of any such period.

                  F. Notwithstanding the foregoing provisions of Sections 9(c) and (d) above, a "Change in Control" shall not be deemed to have occurred for purposes of this Plan (i) solely because (A) the Company;
         (B) a Subsidiary; or (C) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares, whether in excess of 20% of the Voting Power or otherwise, or because the Company reports that a change of control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a change in control of any Subsidiary.

         X. FRACTIONAL SHARES. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

         XI. WITHHOLDING TAXES. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. The Company and a Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

         XII.     ADMINISTRATION OF THE PLAN.

                  A. This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two Non-Employee Directors appointed by the Board. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee.



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                  B. The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights or Appreciation Rights and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

         XIII.    AMENDMENTS, ETC.

                  A. The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment that must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Common Shares are traded or quoted or, if applicable, the NASDAQ National Market System, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for stockholder approval shall not be construed to limit the Company's authority to offer similar or dissimilar benefits under other plans without stockholder approval.

                  B. The Board also may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan.

                  C. The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

                  D. In case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 7(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right or Appreciation Right may be exercised or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

                  E. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

                  F. To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

         XIV. TERMINATION. No grant shall be made under this Plan more than 10 years after the date on which this Plan is first approved by the stockholders of the Company, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.


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